UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2015

Evans Brewing Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54995	46-3031328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Main Street

Irvine, CA 92614

(Address of principal executive offices, including zip code)

(949) 442 7565

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Director

On February 19, 2015, Richard Chiang resigned as a director of Evans Brewing Company Inc (“EBC”), effective immediately. In a letter dated February 19, 2015, Mr. Chiang indicated that he no longer desired to serve on the Board of Directors of EBC, and tendered his resignation. The letter did not indicate any disagreement with EBC. The Board of Directors accepted Mr. Chiang’s resignation.

Prior to his resignation, Mr. Chiang had not served on any committees of the Board of Directors. Mr. Chian was providing corporate advisory services to EBC pursuant to an agreement (the “Advisory Agreement”) between EBC and Tech Associates Inc, an entity controlled by Mr. Chiang. As noted below, Mr. Chiang indicated his intention to terminate the Advisory Agreement.

Termination of Advisory Agreement

On February 19, 2015, Mr. Chiang, in correspondence to the Board of Directors of EBC, indicated his intention to terminate the Advisory Agreement, effective February 28, 2015.

EBC and Tech Associates entered into the Advisory Agreement on May 23, 2014, and Mr. Chiang had been providing corporate advisory services to EBC pursuant to the Advisory Agreement since that time. By way of background, Mr. Chiang became a director of EBC on the date that the Advisory Agreement was entered into. The compensation to be paid to Mr. Chiang was $2,000 per month, and 2,500 shares of EBC restricted common stock, payable in advance, for an aggregate of 30,000 shares. The Advisory Agreement had an initial term of one year, and could be terminated during that initial term by either party.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2015	Evans Brewing Company Inc.

	By:	/s/ Michael J. Rapport
Michael J. Rapport
Chief Executive Officer

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